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                                                                    EXHIBIT 10.8


                         JOINT TECHNOLOGY AGREEMENT

        THIS AGREEMENT dated as of June 20, 1996, by and between National Starch and Chemical Company, with its principal offices at 10 Finderne Avenue, Bridgewater, New Jersey 08807 ("NSC"), and Donlar Corporation, with its principal offices at 6502 South Archer Avenue, Bedford Park, Illinois 60501 ("Donlar").


                                  RECITALS

        Donlar holds patents and know-how relating to the composition, manufacture and use of homopolymers and copolymers of thermal polyaspartate
(TPA). National Starch is experienced in the development and marketing of polymers for use in certain industries and markets where derivatives of TPA may offer high-value solutions for end users.

        Donlar and National Starch desire to enter into this Agreement for the purpose of developing and commercializing technology relating to derivatives of TPA in accordance with the terms of this Agreement.

                                  ARTICLE I

        DEFINITIONS. For the purposes of this Agreement, the following terms have the following definitions:

        (i) National Starch Fields. Textile treatment water treatment/corrosion control, industrial dispersants, detergents, cleaning products for industry and institutions, personal care including hair, skin and dental products, adhesives and paper products, including wet and dry ends, tissue and towel.

        (ii) Donlar Fields. Agriculture, superabsorbents and oilfield chemicals.

        (iii)   Shared Fields. Pharmaceuticals.

        (iv)    TPA. Homopolymers and copolymers of thermal polyaspartates.

        (v)     PSI. Polysuccinimide intermediate used to produce TPA.

        (vi) Products. Derivatives of TPA and derivatives of PSI other than TPA, which Products are developed by NSC and/or Donlar pursuant to written protocol established by the Executive Committee and any modifications of protocol which may be made in writing from time to time under and during the term of this Agreement by the Executive Committee and delivered according to Article IX.


        (vii) Joint Technology. All inventions, patentable or otherwise, trade secrets, discoveries, ideas, writings, know-how, and other advances or findings which are directed to the Products, processes for manufacturing the Products or end-uses of the Products in those specific fields of use included within the respective National Starch and Donlar Fields, and which are developed by NSC and/or Donlar under and during the term of this Agreement.

        (viii) Purpose. To develop and commercialize Products and Joint Technology.

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        (ix)    Party-owned Technology. That technology related to Products which One Party possesses prior to the effective date of this Agreement or develops and/or acquires independently of the Other Party subsequent to the effective date of this Agreement, and which is disclosed under and during the term of this Agreement.

        (x) Net Sales. Gross revenues from the sale of Products, net of freight, insurance, transfer taxes and similar expenses, less any returns and allowances.

        (xi) Gross Margin. Sales price less cost of raw material and manufacturing.

                                 ARTICLE II

                        POWERS, RIGHTS AND DUTIES OF
                   THE EXECUTIVE COMMITTEE AND THE PARTIES

        Section 2.1. The Parties will form an Executive Committee consisting of either four or six members, as the Parties may determine from time to time.
Each Party will appoint 50% of the members to the Executive Committee.
Executive Committee decisions require the affirmative concurrence of at least a majority of the members of the Executive Committee. Decisions of the Executive Committee will be memorialized in writing.

        Section 2.2. The Executive Committee will meet on a schedule it determines, but at least quarterly. Unless otherwise agreed by a majority of the Executive Committee, meeting sites will alternate between Donlar's office in Bedford Park, Illinois and National Starch's office in Bridgewater, New Jersey.

        Section 2.3. The Executive Committee shall endeavor to structure the research and development activities such that each Party, on the average over time, makes contributions of resources roughly equal to that contributed by the other Party. Resources may include cash, the use of personnel, and operating expenses with respect to research and development activities.

        Section 2.4. Should any dispute relating to the Purpose arise between the Parties, the Parties will direct the Executive Committee to attempt to resolve the dispute and will give the Executive Committee a reasonable period of time to attempt to do so. Should the Executive Committee be unable to resolve the dispute within a reasonable time, either Party may terminate this Agreement as provided in Article VIII.

        Section 2.5. The Parties shall utilize their best efforts to comply with the decisions of the Executive Committee.

        Section 2.6. Among other things, the Executive Committee will be responsible for the following matters:

        (a) Identifying, establishing and approving research and development activities and evaluating progress and results of research and development activities.

        (b) Establishing what resources may be required in order to conduct the Purpose efficiently and allocating to each Party their respective fair contribution of such resources.

        (c) Developing and administering a patent strategy regarding Joint Technology, including without limitation, determinations as to whether and in which jurisdictions to seek patent protection, the Party responsible for preparing, filing and prosecuting patent applications,


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                maintenance of patents around the world, enforcement/defense of patents, and expenses accrued in conducting the patent strategy.

        (d) Establishing royalty rates with respect to any rights and licenses granted to either Party under this Agreement and from time to time adjusting such royalty rates according to Articles IX and X.


                                 ARTICLE III
                              TECHNOLOGY RIGHTS

        Section 3.1. The Parties agree that all Joint Technology and the rights associated therewith will be owned jointly by the Parties, whether or not the Joint Technology is developed jointly by personnel of both Parties or independently by personnel of one Party.

        Section 3.2. Donlar hereby grants to National the worldwide, exclusive right and license to use Joint Technology in order to make, have made, sell, offer to sell and use Products in the National Fields, subject to the provisions of Article IV; provided that, the rights and licenses granted hereunder shall become nonexclusive upon the tenth anniversary of the expiration or termination of this Agreement.

        Section 3.3. National hereby grants Donlar the worldwide, exclusive right and license to use Joint Technology anywhere in the world in order to make, have made, sell, offer to sell and use Products in the Donlar Fields, subject to the provisions of Article IV; provided that, the rights and licenses granted hereunder shall become nonexclusive upon the tenth anniversary of the expiration or termination of this Agreement.

        Section 3.4. Each Party hereby grants to the Other Party the worldwide, exclusive right and license to use Party-owned Technology in order to make, have made, sell, offer to sell and use Products in the Party's respective Fields as defined in Article I, subject to the provisions of Article IV; provided that, the rights and licenses granted hereunder shall become nonexclusive upon the tenth anniversary of the expiration or termination of this Agreement.

        Section 3.5. Each Party shall have the nonexclusive right to utilize Joint Technology in the Shared fields.

        Section 3.6. Except as provided in Section 3.6.(b), the rights of the parties in patents directed to the Joint Technology shall be governed by United States Code Title 35.

        (a) With respect to patent applications and patents directed to Joint Technology, the Parties shall share equally in expenses relating thereto and shall jointly own all right, title and interest in any patent issuing thereon. Such expenses shall include, without limitation, United States Patent and Trademark Office fees incurred in the filing, prosecution and granting thereof, or opposition of any foreign patent application or patent, including costs and expenses of foreign patent agents or foreign patent office fees, and any taxes, annuities or maintenance fees required on any pending U.S. or foreign applications or on any U.S. or foreign patents issued thereon. The expenses further shall include any U.S. Patent and Trademark Office fees incurred in reexamination or reissue of such patents or in any interference proceeding to which such patents may be subjected.

        (b) In the event that one Party elects not to share equally in the expenses relating to a particular application or patent directed to the Joint Technology, or fails at any time to render payment of such expenses, then all right, title and interest in any such patent

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                application or any patent issuing thereon shall be deemed to be the exclusive property of the other Party, and the Party electing not to share equally in the noted expenses shall, at the expense of the other Party, cooperate with the other Party, or any person to whom the other Party may have assigned its rights in any such applications or patents, in securing for the other party or such assignee any applications or patents which the other Party may seek anywhere in the world, and the Party electing not to share equally in the expenses and persons employed by or otherwise engaged by the Party shall, at the expense of the other Party, execute, acknowledge and deliver to the other Party or the other Party's assignee all instruments which the other Party shall reasonably require, give evidence and do all things which are necessary or desirable to enable the other Party or its assignee to file and prosecute applications for, and to acquire, maintain and enforce in all countries, all letters patent covering such Joint Technology.


                                 ARTICLE IV
                              ROYALTY PAYMENTS

        Section 4.1. In consideration for the rights and licenses granted under
Article III, One Party shall pay directly to the Other Party a royalty equal to five (5) percent of the One Party's Net Sales of Products in the One Party's respective Fields and in the Shared Fields.

        Section 4.2. The obligations to pay royalty under Section 4.1. shall expire ten (10) years after the date of expiration or termination of this Agreement.

        Section 4.3. Royalty payments shall be remitted on a quarterly basis with a statement setting forth the amount of royalty due. Quarter periods hereunder shall run in any calendar year as follows: January 1-March 31, April 1-June 30, July 1-September 30 and October 1-December 30. The statement and accompanying royalty payment shall be remitted not more than thirty (30) days after the end of the quarter for which the royalty payment is due.

        Section 4.4. Each Party will allow reasonable access to its records during ordinary business hours by a mutually agreed upon auditor/accountant to review the calculation of the royalty payments. Any such inspection shall be at expense of the Party requesting the audit and any report prepared by the auditor/accountant shall be considered as Confidential Information and governed by Article VI.


                                  ARTICLE V

                       COOPERATION AND INDEMNIFICATION

        Section 5.1. Conduct of Business. Each Party shall participate as is reasonably necessary and as is requested by the Executive Committee in the conduct of the Purpose. Nothing in this Agreement shall preclude the employment of any agent or third party (whether or not such agent or third party is affiliated with or in any way related to any Party) to manage or provide services to the Purpose subject to the approval and control of the Executive Committee.

        Section 5.2. Donlar agrees to defend, indemnify and hold harmless National Starch, its agents or employees from and against all claims, actions, judgments, losses and expenses, including attorney fees, sustained or incurred by National Starch, its agents or employees which arises or results from (1) the performance, failure to perform, or improper performance of work under this Agreement by Donlar or any other breach by Donlar of the terms and provisions of this Agreement, (2) Donlar's receipt,



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possession, handling, processing, manufacturing, packaging or shipment of any raw materials, intermediates and/or Products, (3) any violation or alleged violation by Donlar of any federal, state or local statutes, ordinances, orders, rules, regulations or directives applicable to the receipt, possession, handling, processing, manufacturing, packaging or shipment of the Products or any raw materials or intermediates used in the manufacture of the Product or the disposal of any waste or by-product arising or resulting form the manufacture of the Products, (4) any negligent or willful act or omission of Donlar, its employees, subcontractors or agents, or (5) the generation, handling, storage, treatment or disposal of any solid or liquid waste or by-products arising or resulting from the manufacture of the Products.

        Section 5.3. National Starch agrees to defend, indemnify and hold Donlar, its agents or employees harmless from and against all claims, actions, judgments, losses and expenses, including attorney fees, sustained or incurred by Donlar, its agents or employees which arises or results from (1) the performance, failure to perform, or improper performance of work under this Agreement by National or any other breach by National of the terms and provisions of this Agreement, (2) National's receipt, possession, handling, processing, manufacturing, packaging or shipment of any raw materials, intermediates and/or Products, (3) any violation or alleged violation by National of any federal, state or local statutes, ordinances, orders, rules, regulations or directives applicable to the receipt, possession, handling, processing, manufacturing, packaging or shipment of the Products or any raw materials or intermediates used in the manufacture of the Product or the disposal of any waste or by-product arising or resulting form the manufacture of the Products, or (4) any negligent or willful act or omission of National, its employees, subcontractors or agents, or (5) the generation, handling, storage, treatment or disposal of any solid or liquid waste or by-products arising or resulting from the manufacture of the Products.


                                 ARTICLE VI

                               CONFIDENTIALITY

        Section 6.1. Confidential information disclosed in tangible form will be conspicuously marked to identify its ownership, for example by the following legend:

                "CONFIDENTIAL - PROPERTY OF <NAME OF PARTY>".

        The confidentiality of Confidential Information disclosed in non-tangible form, such as oral or visual disclosures, must be confirmed in writing within thirty (30) days of such disclosure.

        Section 6.2. Each Party will preserve the other Party's Confidential Information in strict confidence and safeguard its confidentiality in accordance with good industrial operating practice and with the same care and protections that the Party accords to its own confidential proprietary information.

        Section 6.3. Neither Party will use the Confidential Information of the other Party except for the performance of the Purpose.

        Section 6.4. Confidential Information shall include all proprietary and Confidential Information pursuant to Section 6.1, including but not limited to all technical information relating to the Products, processes for manufacturing the Products and end uses of the Products, and customer names or related business information of either Party.

        Section 6.5. The obligations of confidentiality specified in this Article shall not apply to any Confidential Information which (1) is at the time of disclosure, or thereafter becomes other than through the fault of the receiving party, generally available to the public, (2) was known to the receiving party prior to the disclosure thereof by the other party, (3) is disclosed to the receiving party by a third party


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who is not thereby in breach of any confidentiality obligation to the other party with respect thereto, or (4) is independently developed by the receiving party as evidenced by its records.

        Section 6.6. The provisions of this Article shall survive the termination or expiration of this Agreement.


                                 ARTICLE VII

                                    TERM


        The Term of this Agreement commences of the date of execution and continues for a period of ten (10) years thereafter, unless terminated previously by either Party according to Article VIII hereof.


                                ARTICLE VIII

                                 TERMINATION


        Section 8.1. This Agreement shall terminate on the first to occur of the following dates:

        (i) The date of expiration of the term of this Agreement pursuant to
Article VII.

        (ii) Sixty (60) days after the date of the institution of bankruptcy proceedings against either Party, provided that the bankruptcy proceeding is not terminated within the sixty (60) days.

        (iii) By express written agreement of both Parties.

        (iv) By either Party upon giving the other Party written notice of its intent to terminate not less than sixty (60) days prior to such termination date.

        (v) One Party breaches any material term or condition of this Agreement and fails to remedy the breach within sixty (60) days after being given notice thereof by the other Party.

        Section 8.2. For purposes of this Agreement, the "bankruptcy proceeding"
shall   be: (a) the filing of an application by such Party for, or a consent to, the appointment of a trustee of the Party's assets; (b) the filing by such Party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing to inability to pay debts as they come due; (c) the making by such Party of a general assignment for the benefit of creditors;
(d) the filing by such Party of an answer admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against such Party in any bankruptcy proceeding; or (e) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Party as bankrupt or appointing a trustee of such Party's assets, which order, judgment or decree continues unstayed and in effect for any period of sixty
(60) days.

        Section 8.3. Termination of this Agreement shall not release either Party from any liability which at the time of termination has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination hereof affect in any way the survival of any right, duty or obligation of the other Party which is expressly stated elsewhere in this Agreement to survive termination hereof.

        Section 8.4. The provisions of Articles III, IV, V and VI shall survive the termination or expiration of this Agreement.


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        Section 8.5. Upon termination or expiration of this agreement, the parties will have the following rights/obligations.

        (a) For a time period of ten (10) years, commencing on the date of termination or expiration of this Agreement, National agrees to purchase its entire requirement of TPA and/or PSI from Donlar and Donlar agrees to supply National with National's entire requirement of TPA and/or PSI. Should Donlar fail for any reason to supply National its entire requirement of TPA and PSI, then Donlar grants to National a royalty-free license under any rights which Donlar may possess and which may be necessary for National to make or have made those quantities of TPA and/or PSI which are required to fulfill National's entire requirement of TPA and PSI.

        (b) The price at which Donlar sells and National purchases TPA and/or PSI pursuant to Section 8.5 (a) is to be negotiated and agreed upon in good faith by the parties hereto within thirty (30) days of such termination or expiration and adjusted annually thereafter as set forth below. Should the parties not agree upon a price within the thirty (30) days of such termination or expiration, then the price is to be set at the current or most recent price at which National is or was purchasing TPA and/or PSI and adjusted annually thereafter as set forth below.

                (i) In the event that National has purchased TPA and/or PSI over the previous twelve (12) month period, the price will be calculated to be the current or most recent price at which National is or was purchasing TPA and/or PSI, adjusted to reflect the actual cost pass-through of aspartic acid and/or maleic anhydride used to prepare the TPA and/or PSI.

                (ii) In the event that National has purchased TPA but has not purchased PSI over the previous twelve (12) month period, the price of PSI will be calculated such that the Percent Gross Margin for the PSI will be the same as the Percent Gross Margin for that particular TPA which is produced or would be produced from the PSI.

                (iii) In the event that National has purchased PSI but has not purchased TPA over the previous twelve (12) month period, the price of TPA will be calculated such that the Percent Gross Margin for the TPA will be the same as the Percent Gross Margin for that particular PSI from which the TPA is produced or would be produced.

                (iv) In the event that National has purchased neither TPA nor PSI over the previous twelve (12) month period, the price will be based upon the price of the TPA and/or PSI which Donlar has sold the largest quantity of over the previous twelve (12) month period.

        (c) Notwithstanding Sections 8.5.(a) and 8.5.(b), at all times, the price at which Donlar sells and National purchases a particular TPA and/or PSI pursuant to Section 8.5 shall be no more than the lowest price at which Donlar sells a TPA and/or PSI having equivalent chemical and physical properties to any third party; and Donlar hereby agrees to sell the particular TPA and/or PSI to National at the lowest price at which Donlar sells a TPA and/or PSI having equivalent chemical and physical properties to any third party.

        Section 8.6. Each Party will allow reasonable access to its records during ordinary business hours by a mutually agreed upon auditor/accountant to review and verify the calculation of the prices of TPA and/or PSI. Any such inspection shall be at expense of the Party requesting the audit and any report prepared by the auditor/accountant shall be considered as Confidential Information and governed by Article VI.

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                                 ARTICLE IX

                                   NOTICES

        Section 9.1. All notices and demands required or permitted under this Agreement shall be in writing and may be sent by certified, registered or first class mail, postage prepaid, or delivered to the Parties personally or by messenger, courier, overnight express, telecopy, telex or other electronic means, or other commercially customary means of delivery, at their addresses as shown beneath their respective signatures to this Agreement. Any Party may specify a new address for service of notice by notifying the other Party in writing of such new address, which change shall become effective upon receipt of such notice by the Party to whom the notice is directed.

        Section 9.2. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) on the date of delivery, if delivered personally (or upon tender of deliver, if deliver of the notice is refused), (ii) on the business day after dispatch by documented overnight delivery service such as Federal Express, if sent in such manner, or
(iii) on the date of transmission by telecopy or telex or other means of electronic transmission, if so transmitted, provided that a confirmation copy of any such electronic transmission is sent no later than the business day following the day of electronic transmission by documented overnight delivery service or first class mail, postage prepaid.

                                  ARTICLE X

                         AMENDMENT OF THE AGREEMENT

        This Agreement may be amended in any respect only upon the joint written consent of the Parties.

                                 ARTICLE XI

                                MISCELLANEOUS

        Section 11.1. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter. It supersedes any prior agreement or understanding between them, and it may not be modified or amended in any manner other than as set forth in Article X of this Agreement.

        Section 11.2. This Agreement and the rights and duties of the Parties shall be governed by and interpreted in accordance with the laws of the State of Illinois.

        Section 11.3. Except as herein otherwise specifically provided, this Agreement and all rights, obligations and liabilities arising hereunder shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

        Section 11.4. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, the feminine and the neuter.

        Section 11.5. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.



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        Section 11.6. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby and shall continue to be binding and in force.

        Section 11.7. In the event either of the parties by reason of an Act of God, including fire, windstorm and flood; by inability to obtain raw materials, supplies, fuel or power, by work stoppage caused by strike or other labor dispute; by governmental prohibitions; or by any other cause unrelated to acts or omissions of the party suffering such disability, suffers the inability to perform all or any portion of its obligations under this Agreement, except for payment of invoices, then the party suffering such disability shall be excused from such performance for so long as such event causes such inability to perform. Such party affected by any such event shall immediately notify the other party and indicate the expected duration of such interruption.

        Section 11.8. This Agreement shall not be assigned or transferred by Donlar or NSC by operation of law or otherwise, whether in whole or in part, without the prior written consent of NSC or Donlar, respectively, which consent will not be unreasonably withheld.

        Section 11.9. At any time or from time to time on and after the date of this Agreement, each party shall, at the request of the other party (i) deliver to the requesting party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

        Section 11.10. Donlar and National Starch shall at all times and for all purposes under this Agreement be considered independent contractors.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective noted dates.


DONLAR CORPORATION                      NATIONAL STARCH AND CHEMICAL
                                              COMPANY

By: Larry P. Koskan                     By:     Eugene Elzy
   ------------------------------          -------------------------------------
                                                EUGENE IZY
                                                VICE PRESIDENT
                                                GENERAL MANAGER,
TITLE: President                        TITLE:RESINS AND SPECIALTY CHEMICALS
      ---------------------------             ----------------------------------
DATE:    June 20, 1996                  DATE: June 21, 1996
      ---------------------------            -----------------------------------

ADDRESS FOR NOTICE:                     ADDRESS FOR NOTICE:

6502 SOUTH ARCHER AVENUE                10 FINDERNE AVENUE
BEDFORD PARK, IL 60501                  BRIDGEWATER, NJ 08807
Attn:  Mr. Larry Koskan                 Attn:  Mr. Eugene Elzy
       Mr. Bernardo Rico                       Mr. Carmine P. Iovine
                                               Mr. Win C. Cooke


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